UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

METROPOLITAN BANK HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Metropolitan Bank Holding Corp.

Proxy Statement

Errata Sheet

On February 23, 2021, Metropolitan Bank Holding Corp. (the “Company”) granted 9,842 shares of time-based restricted stock, with an aggregate grant date fair market value of $499,974, to Mark DeFazio, the President and Chief Executive Officer of the Company. Additionally, on May 3, 2021, the Company granted 60,000 performance-based restricted stock units, with an aggregate grant date fair market value of $3,814,200, to Mr. DeFazio. The performance-based shares were eligible to vest in three equal annual installments, commencing on February 28, 2022, assuming the Company satisfied certain performance metrics. Mr. DeFazio has agreed to forfeit 20,800 shares subject to these performance-based restricted stock units because the total grant date fair market value of the shares of time-based restricted stock and performance-based restricted stock units exceeded the annual limit to an individual of $3.0 million under the terms of the Metropolitan Bank Holding Corp. 2019 Equity Incentive Plan (the “2019 Plan”).

New Plan Benefits. It was the intent of the Board of Directors of the Company that Mr. DeFazio receive 60,000 shares of performance-based restricted stock units in three equal annual installments of 20,000 shares. However, because the Company made the award in a single grant and due to the annual limit contained in the 2019 Plan, the total award will need to be restructured such that the opportunity to earn the shares will be provided in two grants instead of a single grant. Accordingly, on May 23, 2022, the Compensation Committee of the Board of Directors of the Company approved a grant of 20,800 performance-based restricted stock units (the same number of performance-based restricted stock units that Mr. DeFazio forfeited under the 2019 Plan) to Mr. DeFazio effective June 1, 2022, subject to stockholder approval of the Metropolitan Bank Holding Corp. 2022 Equity Incentive Plan (the “2022 Plan”).

Performance-Based Restricted Stock Units
Name of Executive	Dollar Value ($)(1)	Number of Units
Mark DeFazio	1,557,712	20,800
Scott Lublin	—	—
Nick Rosenberg	—	—
Executives as a Group (3 persons)	1,557,712	20,800

(1)	Amounts are based on the fair market value of Company common stock on May 19, 2022 (the latest practicable date before the printing of this Errata Sheet) of $74.89 per share. The actual value of the awards is not determinable since their value will depend upon the fair market value of Company common stock on the date of grant.

The future awards, if any, that will be made to eligible persons under the 2022 Plan are subject to the discretion of the Compensation Committee of the Board of Directors and, therefore, we cannot currently determine the number of awards that may be granted in the future to our executives, employees or non-employee directors under the 2022 Plan.

The grant of 20,800 performance-based restricted stock units is eligible to vest on February 28, 2024 (which was the date that the third tranche of the 60,000 performance-based restricted stock units were originally eligible to vest) and will remain subject to the same performance criteria as established in the original grant. If the per share value of the shares of Company common stock when granted in 2022 exceeds $63.57, which was the price of the Company’s common stock when granted on May 3, 2021, the expense associated with the restructured grant will increase.

Except as disclosed above with respect to the grant to Mr. DeFazio, any future awards to executive officers, non-employee directors or employees of the Company under the 2022 Equity Plan are discretionary and cannot be determined at this time. As a result, the benefits and amounts that will be received or allocated under the 2022 Equity Plan are not determinable at this time.

A revised Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End table have been reproduced below reflecting (1) the revised performance-based restricted stock unit grant of 39,200 shares in 2021, which is an amount equal to the original grant of 60,000 shares less the 20,800 shares that were forfeited and (2) that the grant date of the time-based restricted stock award grants was February 23, 2021 and not February 24, 2021 as previously reported. No other changes were made to the two tables.

COMPENSATION MATTERS

Summary Compensation Table

The following table sets forth certain information as to the total compensation paid to the Company’s President and Chief Executive Officer and the two other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2021 and December 31, 2020. Each individual listed in the table below is referred to as a “named executive officer.”

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Mark R. DeFazio President and CEO	2021 2020	800,000 700,000	2,991,918 499,980	500,000 750,000	85,260 84,455	4,377,178 2,034,435

Scott Lublin EVP and Chief Lending Officer	2021 2020	449,946 432,640	2,204,540 286,000	250,000 297,440	9,480 9,330	2,913,966 1,025,410

Nick Rosenberg EVP and Head of Global Payments	2021 2020	389,203 374,233	398,816 253,687	145,951 132,975	9,480 9,330	934,078 770,225

(1)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC No. 718, of performance-based restricted stock units and restricted stock awards subject to time-based vesting and are based on the Company’s stock price on the date of grant, which was $50.80 and $63.57 for the time-based restricted stock award grants and performance-based award grants made in 2021, respectively, and $50.78 for the grants made in 2020. Time and performance-based stock awards are presented below for each named executive officer included in the Summary Compensation Table. The performance-based restricted stock units are scheduled to vest, if at all, in two installments in February 2022 and February 2023 for Mr. DeFazio and three installments in February 2022, February 2023 and February 2024 for Mr. Lublin, provided certain performance criteria are met in the applicable fiscal years. However, such vested shares will not be delivered to Messrs. DeFazio and Lublin until the first quarter of 2024. The amount shown in this column assumes the executive will earn all of the performance-based restricted stock units; however, it is possible that Messrs. DeFazio and Lublin will not recognize any income from these awards since these awards depend on the attainment of various performance metrics.

Name	Year	Time-Based Restricted Stock Awards	Performance- Based Stock Awards
Mark R. DeFazio	2021	9,842	39,200
	2020	9,846	—
Scott Lublin	2021	5,855	30,000
	2020	5,632	—
Nick Rosenberg	2021	7,852	—
	2020	4,995	—

(2)	As permitted by rules adopted by the SEC, this column excludes perquisites for Mr. Lublin and Mr. Rosenberg as the value of such perquisites did not exceed $10,000 in the aggregate for each individual. For 2021, the amounts set forth in the All Other Compensation column from the table above includes the following items:

	All Other Compensation
Name	Life insurance premiums ($)	Transportation ($)	Housing allowance ($)	401(k) Plan employer contribution ($)	Total ($)
Mark R. DeFazio	780	15,780	60,000	8,700	85,260
Scott Lublin	780	—	—	8,700	9,480
Nick Rosenberg	780	—	—	8,700	9,480

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised stock options and unvested restricted stock awards for each named executive officer as of December 31, 2021.

Option Awards						Stock Awards
	Option Award Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($)	Option expiration date	Stock Award Grant Date	Number of shares or units of stock that have not vested		Fair value of shares or units of stock that have not vested(6)($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested(6)($)
Mark R. DeFazio	10/22/2013	57,000	—	18.00	10/22/2023	05/03/2021	—		—	39,200	(1)	4,175,976
	12/02/2013	74,000	—	18.00	12/02/2023	02/23/2021	9,842	(3)	1,048,468	—		—
	03/18/2014	30,000	—	18.00	03/18/2024	02/25/2020	3,282	(4)	349,631	—		—
	06/01/2015	70,000	—	18.00	06/01/2025	03/01/2017	2,381	(5)	152,125	—		—

Scott Lublin	—	—	—	—	—	05/03/2021	—		—	30,000	(2)	3,195,900
	—	—	—	—	—	02/23/2021	5,855	(3)	623,733	—		—
	—	—	—	—	—	02/25/2020	1,877	(4)	199,957	—		—

Nick Rosenberg	—	—	—	—	—	02/23/2021	7,852	(3)	836,474	—		—
	—	—	—	—	—	02/25/2020	1,665	(4)	177,372	—		—
	—	—	—	—	—	03/01/2017	1,000	(5)	106,530	—		—

(1)	20,000 will vest on February 28, 2022 and 19,200 will vest on February 28, 2023, assuming certain performance criteria have been met.

(2)	Vests in three equal annual installments beginning on February 28, 2022, assuming certain performance criteria have been met

(3)	Vest in three equal annual installments beginning on March 1, 2022.

(4)	Remaining shares vest on December 15, 2022.

(5)	Remaining shares vested on March 1, 2022.

(6)	Based on the $106.53 per share trading price of the Company’s common stock on December 31, 2021.

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